Exhibit 99.2
450 Lexington Avenue : New York, NY 10017 : 800.468.7526

CONTACT:
Stacy Slater
Senior Vice President, Investor Relations
800.468.7526
stacy.slater@brixmor.com

BRIXMOR PROPERTY GROUP ANNOUNCES PRICING OF THE
TENDER OFFER FOR 3.650% SENIOR NOTES DUE 2024

NEW YORK, April 24, 2023 – Brixmor Property Group Inc. (NYSE: BRX) announced today the consideration payable in connection with the previously announced cash tender offer (the “Tender Offer”) by its operating partnership, Brixmor Operating Partnership LP (the “Operating Partnership”), to purchase up to $199,648,000 (the “Tender Cap”) aggregate principal amount of its outstanding 3.650% Senior Notes due 2024 (the “Notes”), as described in the table below.

Title of Security	CUSIP / ISIN Number	Principal Amount Outstanding	Tender Cap (Principal Amount)	Reference U.S. Treasury Security	Reference Yield	Fixed Spread	Early Tender Premium (per $1,000)	Total Consideration (per $1,000)
3.650% Senior Notes due 2024	11120VAF0 / US11120VAF04	$500,000,000	$199,648,000	0.375% UST due April 15, 2024	4.787%	135 bps	$30	$972.98

The Tender Offer was made on the terms and conditions described in the Offer to Purchase, dated April 10, 2023 (as amended and as may be further amended or supplemented from time to time, the “Offer to Purchase”).

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer was determined in the manner described in the Offer to Purchase by reference to the fixed spread over the yield to maturity of the Reference U.S. Treasury Security specified in the table above and in the Offer to Purchase at 10:00 a.m., New York City time, today, and includes an early tender premium of $30 per $1,000 principal amount of the Notes accepted for purchase.

Only holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on April 21, 2023 (the “Early Tender Deadline”) are eligible to receive the Total Consideration for the Notes accepted for purchase. Holders of Notes will also receive accrued and unpaid interest on their Notes validly tendered and accepted for purchase from and including the most recent interest payment date for the Notes up to, but not including, the settlement date. Withdrawal rights for the Notes expired at 5:00 p.m., New York City time, on April 21, 2023.

On April 25, 2023, the Operating Partnership expects to pay for the Notes that were validly tendered at or prior to the Early Tender Deadline and that are accepted for purchase.

Since the Tender Offer was fully subscribed as of the Early Tender Deadline, the Operating Partnership will not accept for purchase any Notes validly tendered after the Early Tender Deadline. Because the aggregate principal amount of the Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline does not exceed the Tender Cap, the Operating Partnership has accepted for purchase all such tendered Notes.

J.P. Morgan Securities LLC is acting as dealer manager for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4818 (collect). Requests for documents and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc., which is acting as the information agent and tender agent for the Tender Offer, at (800) 347-4750 (toll-free), (212) 269-5550 (toll) or email brixmor@dfking.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE NOTES. THE OFFER TO PURCHASE SETS FORTH THE COMPLETE TERMS OF THE TENDER OFFER. HOLDERS OF THE NOTES SHOULD CAREFULLY READ THE OFFER TO PURCHASE BECAUSE IT CONTAINS IMPORTANT INFORMATION.

450 Lexington Avenue : New York, NY 10017 : 800.468.7526

THE OFFER TO PURCHASE AND THIS PRESS RELEASE DO NOT CONSTITUTE AN OFFER OR SOLICITATION TO PURCHASE NOTES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. IN ANY JURISDICTION IN WHICH THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE OPERATING PARTNERSHIP BY THE DEALER MANAGER, IF THE DEALER MANAGER IS A LICENSED BROKER OR DEALER UNDER THE LAWS OF SUCH JURISDICTION, OR BY ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

NONE OF THE OPERATING PARTNERSHIP, BRIXMOR PROPERTY GROUP INC., OR THEIR AFFILIATES, THE GENERAL AND LIMITED PARTNERS OF THE OPERATING PARTNERSHIP, THE BOARD OF DIRECTORS OF BRIXMOR PROPERTY GROUP INC., THE DEALER MANAGER, THE TRUSTEE OF THE NOTES OR THE INFORMATION AND TENDER AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF NOTES IN CONNECTION WITH THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

ABOUT BRIXMOR PROPERTY GROUP
Brixmor (NYSE: BRX) is a real estate investment trust (REIT) that owns and operates a high-quality, national portfolio of open-air shopping centers. Its 373 retail centers comprise approximately 66 million square feet of prime retail space in established trade areas. The Company strives to own and operate shopping centers that reflect Brixmor’s vision “to be the center of the communities we serve” and are home to a diverse mix of thriving national, regional and local retailers. Brixmor is a proud real estate partner to over 5,000 retailers including The TJX Companies, The Kroger Co., Publix Super Markets and Ross Stores.

Brixmor announces material information to its investors in SEC filings and press releases and on public conference calls, webcasts and the “Investors” page of its website at https://www.brixmor.com. The Company also uses social media to communicate with its investors and the public, and the information Brixmor posts on social media may be deemed material information. Therefore, Brixmor encourages investors and others interested in the Company to review the information that it posts on its website and on its social media channels.

SAFE HARBOR LANGUAGE
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the sections entitled “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
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